Exhibit 99.1

Colonnade Acquisition Corp. II Confirms Redemption of Shares at $10.23 Per Share

March 23, 2023 05:52 PM Eastern Daylight Time

WEST PALM BEACH, Fla.—(BUSINESS WIRE)—Colonnade Acquisition Corp. II (NYSE: CLAA) (the “Company”) confirms its previously announced redemption of all of its outstanding Class A ordinary shares (the “Class A Shares”) will occur on March 27, 2023.

The per-share redemption price for the public shares (the “Redemption Amount”) is expected to be approximately $10.23. In accordance with the terms of the Company’s trust agreement, the Company will retain $100,000 of the interest and dividend income from the Trust Account to pay dissolution expenses and there will be no other deductions.

The Redemption Amount will be payable to the holders of the Class A Shares upon presentation of their respective share or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of Class A Shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants. The Company’s initial shareholders have waived their redemption rights with respect to the outstanding Class B ordinary shares issued prior to the Company’s initial public offering.

Forward Looking-Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements, including, without limitation, the redemption of the Company’s public shares. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

561-712-7860